Exhibit 23

                          Independent Auditors' Consent



The Board of Directors
Regency Realty Corporation:

We consent to incorporation by reference in the registration statement (No. 333-63723) on Form S-4 of Regency Centers, L.P., of our report dated February 28, 1999, relating to the balance sheets of RRC Operating Partnership of Georgia, L.P. as of December 31, 1998 and 1997, and the related statements of operations, partners' capital, and cash flows for the years ended December 31, 1998 and 1997, and for the period from February 22, 1996 (inception) to December 31, 1996, which report appears in the December 31, 1998, annual report on Form 10-K of RRC Operating Partnership of Georgia, L.P.





                                                 KPMG LLP



Jacksonville, Florida
March 12, 1999